UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 9, 2010
Date of Report (Date of earliest event reported)

BARK GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53530	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ostergade 17-19, 3rd Floor, Copenhagen K, Denmark	DK-1100
(Address of principal executive offices)	(Zip Code)

+45 7026 9926
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Tre Kronor Media AB

We entered into a share purchase agreement to acquire all of the issued and outstanding shares of Tre Kronor Media AB, a Swedish media company (“Tre Kronor”). The share purchase agreement is dated April 9, 2010 and has been entered into between Bark Group and each of the shareholders of Tre Kronor. The acquisition is anticipated to complete after April 15, 2010.

The principal terms of the Tre Kronor are summarized as follows:

  we will issue an aggregate of 35,000,000 share of our common stock to the shareholders of Tre Kronor, pro rata with their respective ownership interests in Tre Kronor,

  all shares issued to the Tre Kronor shareholders will be subject to a three year lock-up period calculated from the date of closing, however such lock-up period will in no event extend beyond June 30, 2013, during which period each shareholder will be restricted from selling or transferring the Bark shares except as expressly provided in the Share Purchase Agreement. Further, after three years, any sales must not exceed 10% of the daily registered turnover of Bark’s common stock on the OTCBB, notwithstanding the above lock-up agreement, three of the shareholders, including Niclas Froberg and Carl Johan Grandinson, will be permitted to sell in each year a portion of their shares provided that (i) the sales price does not exceed SEK 3,000,000, and (ii) the transfers do not exceed 10% of the daily registered turnover of Bark’s common stock on the OTCBB, however in 2010 the shareholders may only make sales following six months from the date of completion of the acquisition, in 2010 only, Niclas Froberg, one of the principal shareholders, will replace a portion of his shares against a cash payment from the Company in the aggregate amount of SEK 3,000,000 to be paid as follows (i) SEK 750,000 in May 2010, and (ii) SEK 750,000 in June 2010, and (iii) SEK 1,500,000 in July 2010. The replacement of the shares will be based on the valuation on the date of payment, in the event that we do raise share capital injections or external financing via convertible notes before 31 December 2010 in the minimum amount of $3,000,000, the Tre Kronor shareholders will have the right to re-acquire all of the issued and outstanding shares of Tre Kronor from us by (i) delivering written notice by 15 January 2011 and returning to us all consideration issued to such shareholders within 30 days of such notice, including the cash value of any shares that may have been sold by the Tre Kronor shareholders, we have also agreed to issue up to an additional 6,000,000 shares of our common stock based on Tre Kronor achieving certain “Earnings Before Tax” (“EBT”), as determined in accordance with the agreement, thresholds for the accounting years 2010 to 2012:

  EBT being more than SEK 2 million for 2010; issuance of additional 2,000,000 Bark shares

  EBT being more than SEK 2 million for 2011; issuance of additional 2,000,000 Bark shares

  EBT being more than SEK 2 million for 2012; issuance of additional 2,000,000 Bark shares,

  as an alternative to the above, the Tre Kronor shareholders will receive 4,000,000 shares if the accumulated EBT for 2010 and 2011 is more than SEK 5 million, or 6,000,000 shares if the accumulated EBT foe 2010, 2011 and 2012 is more than SEK 9 million,

  Niclas Froberg will remain chief executive officer of Tre Kronor and Carl Johan Grandinson will remain as chief operative officer of Tre Kronor. Mr. Froberg will be appointed as a member of the board of directors of Bark Corporation. Mr. Froberg and Mr. Grandinson will be members of the executive management of Bark Corporation. Further Mr. Froberg and Mr. Grandinson shall be chief executive officer and chief operative officer, respectively, for the management of our international media division. Mr. Froberg’s and Mr. Grandinson’s main focus will be to establish a Stockholm office for Bark and the integration of Tre Kronor with the our current existing business. Mr. Froberg and Mr. Grandinson will be responsible for the roll-out, consolidation and thee result of our media companies in Europe and Scandinavia. Each will entered into employment agreements setting forth their duties and responsibilities.

Closing of the acquisition of Tre Kronor is anticipated to occur during the week of April 19, 2010. Closing will be subject to satisfaction of the conditions to closing set forth in the Share Purchase Agreement. There is no assurance that the transaction will complete.

Item 9.01	Financial Statements and Exhibits.

Exhibit
Number	Document
10.1	Share Purchase Agreement dated April 9, 2010 between Bark Group Inc., Niclas Froberg, Carl Johan Grandinson, Jacob De Geer, Filip Scheja, Malin Johansson, Linda Kokovic and Anna Helena Sverkersdotter Westin.(1)

(1) Filed as an exhibit to this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARK GROUP, INC.

Date: April 15, 2010	By: /s/ Bent Helvang

Name: Bent Helvang
Title: Chairman & Secretary